SCHEDULE 14A
                                 (RULE 14A-101)

                     INFORMATION REQUIRED IN PROXY STATEMENT
                   (PROXY STATEMENT PURSUANT TO SECTION 14(A)
                    OF THE SECURITIES EXCHANGE ACT OF 1934)

Filed by the Registrant  |_|
Filed by a party other than the Registrant  |X|

Check the appropriate box:
|_|  Preliminary Proxy Statement
|_|  Confidential, For Use of the Commission Only
     (as permitted by Rule 14a-6(e)-2)
|_|  Definitive Proxy Statement
|_|  Definitive Additional Materials
|X|  Soliciting Material Pursuant to ss.240.14a-12

                                  CENVEO, INC.
--------------------------------------------------------------------------------
                  (Name of Registrant Specified in Its Charter)
                         BURTON CAPITAL MANAGEMENT, LLC
                                  GOODWOOD INC.
--------------------------------------------------------------------------------
      (Name of Person(s) Filing Proxy Statement, if Other Than Registrant)

Payment of Filing Fee (Check the appropriate box):
|X|  No fee required
|_|  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11

(1)  Title of each class of securities to which transaction applies:

(2)  Aggregate number of securities to which transaction applies:

(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

(4)  Proposed maximum aggregate value of transaction:

(5)  Total fee paid:

|_|  Fee paid previously by written preliminary materials:
|_| Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
(1)  Amount previously paid:
(2)  Form, Schedule or Registration Statement No.:
(3)  Filing party:
(4)  Date filed:

                  [Burton Capital Management, LLC letterhead]








June 24, 2005



Ms. Susan O. Rheney Cenveo, Inc.
8310 South Valley Highway, #400
Englewood, Colorado 80112

Dear Susan:

As Cenveo's largest shareholder, we are very disappointed with your choice of Cenveo's new Chief Executive Officer, particularly given that he does not have any printing industry experience. We believe Cenveo needs a senior manager with direct industry experience and a successful track record in printing, not an individual who will take time (time we believe Cenveo does not have) to get up to speed on the industry. CENVEO SHAREHOLDERS ARE NOW LEFT WITH A COMPANY THAT HAS BOTH A CHAIRMAN AND A CHIEF EXECUTIVE OFFICER WITH NO HANDS-ON PRINTING INDUSTRY EXPERIENCE, A SITUATION WE FIND UNACCEPTABLE. We find this very troubling given Cenveo's recent financial performance and believe that you have once again failed Cenveo's shareholders. Accordingly, this leaves us no choice but to continue to seek to remove and replace the current board of directors at the special meeting of shareholders to be held in September. We continue to believe this is in the best interests of Cenveo's shareholders.

Although you have not yet made public details of the new Chief Executive Officer's compensation package, we are also concerned that any severance to which he may become entitled will only serve to take money away from the shareholders, especially if Cenveo is sold as a result of the board's self-professed "aggressive and thorough evaluation of strategic alternatives." We do not understand why, if you are making serious efforts to sell all or parts of Cenveo, you would hire a CEO before your review of strategic alternatives is complete. We do not believe that it is prudent to saddle Cenveo with a compensation and severance package during the strategic review process, particularly in light of the upcoming special meeting in September. As we have stated before, these dollars should be spent on new capital and financial incentives for key employees in Cenveo's plants. You, along with your many outside advisors, may say that printing industry experience is not required to run Cenveo. We believe that this is not true, and if successful at the special meeting in September, have no plans to retain the new Chief Executive Officer. We believe that our proposal, one that brings to Cenveo experienced, proven and successful printing executives is a better alternative. We believe that the shareholders, not Cenveo's board, should be the ones to choose the future course for Cenveo.

                                        Very truly yours

                                        BURTON CAPITAL MANAGEMENT, LLC


                                        By: /S/ ROBERT G. BURTON, SR.
                                            ------------------------------------
                                            Robert G. Burton, Sr.
                                            Chairman, CEO and Managing Member


IMPORTANT INFORMATION

This letter is not a proxy statement. On June 10, 2005, BCM and Goodwood filed a preliminary proxy statement with the Securities and Exchange Commission relating to their solicitation of proxies from the shareholders of Cenveo with respect to a special meeting of Cenveo's shareholders called to, among other things, replace Cenveo's current board of directors. BCM and Goodwood will file with the SEC, and will furnish to Cenveo's shareholders, a definitive proxy statement and may file other proxy soliciting materials. BCM AND GOODWOOD ADVISE SECURITYHOLDERS TO READ THEIR PROXY STATEMENT WHEN IT BECOMES AVAILABLE, BECAUSE IT WILL CONTAIN IMPORTANT INFORMATION.

The proxy statement of BCM and Goodwood and other relevant documents will be available for free at www.sec.gov. You may also obtain a free copy of BCM and Goodwood's definitive proxy statement when it becomes available by contacting D.F. King & Co., Inc. at (800) 967-7921 (toll-free). Detailed information regarding the names, affiliation and interests of individuals who may be deemed participants in the solicitation of proxies of Cenveo's shareholders by BCM and Goodwood is provided below and is available in the soliciting materials on
Schedule 14A filed by BCM and Goodwood with the SEC.